                                                                                                                                                                                 EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

First BanCorp. (the “Corporation,” “we,” or “our”) has authorized capital stock consisting of 2,000,000,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”) and 50,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).  It has outstanding one class of Common Stock and five series of nonconvertible, noncumulative Preferred Stock (the “Outstanding Preferred Stock”) registered pursuant to the Securities Exchange Act of 1934, as amended. The following summary describes the rights of holders of shares of the Common Stock and of the Outstanding Preferred Stock as set forth in our Restated Articles of Incorporation (the “Articles of Incorporation”), our By-laws (the “By-Laws”), and the certificates of designation for each of the series of Outstanding Preferred Stock (the “Certificates of Designation”), which Articles of Incorporation, By-Laws and Certificates of Designation are incorporated by reference as filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7, respectively, to the Annual Report on Form 10-K of which this exhibit is a part. Holders of shares of Common Stock and holders of shares of Outstanding Preferred Stock have the rights set forth in Puerto Rico law, except as otherwise provided in the Articles of Incorporation, the By-laws, and the Certificates of Designation.

Common Stock

Dividends

Subject to the preferential rights of any other class or series of capital stock, including the Outstanding Preferred Stock, holders of our Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for the payment of dividends.

In general, we cannot declare, set apart or pay any dividends on shares of our Common Stock if all accrued and unpaid dividends on our Outstanding Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have not been paid unless such accrued and unpaid dividends and the full monthly dividend on our Outstanding Preferred Stock for the then current month are contemporaneously declared and paid or declared and set apart for payment.

Ranking

The Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation to all other securities and indebtedness of the Corporation.

Conversion Rights

The shares of Common Stock are not convertible into other securities.

Voting Rights

Holders of shares of our Common Stock are entitled to one vote per share on all matters voted on by our stockholders. There are no cumulative voting rights for the election of directors.

The vote required to take action is a majority of the votes of the stockholders represented in person or by proxy at a meeting and entitled to vote. Except as otherwise permitted by the Articles of Incorporation, the prior affirmative vote of the holders of not less than seventy-five (75%) of the Corporation’s outstanding voting shares, voting separately as a class, and an Independent Majority of Stockholders, as defined in the Articles of Incorporation, is required to approve a business combination, which includes, but is not limited to, the sale or purchase of all or substantially all of the Corporation’s or any of its subsidiaries assets or business, as well as other provisions relating to transactions with any Affiliate or a Related Person, each as defined in the Articles of Incorporation.

Redemption

We have no obligation or right to redeem our Common Stock.

Preferred Stock

The Corporation has outstanding five series of Outstanding Preferred Stock: 7.125% noncumulative perpetual monthly income preferred stock, Series A; 8.35% noncumulative perpetual monthly income preferred stock, Series B (the “Series B Preferred Stock”); 7.40% noncumulative perpetual monthly income preferred stock, Series C (the “Series C Preferred Stock”); 7.25% noncumulative perpetual monthly income preferred stock, Series D (the “Series D Preferred Stock”); and 7.00% noncumulative perpetual monthly income preferred stock, Series E (together with the Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, the “Series B, C, D and E Preferred Stock”).

Dividends

Shares of our Outstanding Preferred Stock rank senior to shares of Common Stock and any other stock that is expressly junior to Outstanding Preferred Stock as to the payment of dividends. Each series of Outstanding Preferred Stock ranks on parity with the other series of Outstanding Preferred Stock. Dividends on shares of Outstanding Preferred Stock are payable monthly and are not mandatory or cumulative. Holders of shares of Outstanding Preferred Stock are entitled to receive dividends, when, as, and if declared by our Board of Directors, out of funds legally available for dividends.

If we are unable to pay in full the dividends on the Outstanding Preferred Stock and on any other shares of stock of equal rank as to the payment of dividends with the Outstanding Preferred Stock, all dividends declared upon the Outstanding Preferred Stock and any such other shares of stock will be declared pro rata. In this event, each share of Outstanding Preferred Stock and of the other classes of stock of equal rank will receive dividends in the same proportion as the $25.00 per share liquidation preference of the Outstanding Preferred Stock bears to the per share liquidation preference of the other classes of equally ranked stock.

Ranking

Each series of Outstanding Preferred Stock currently ranks senior to the Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation. Each series of Outstanding Preferred Stock is equal in right of payment with the other series of Outstanding Preferred Stock. The liquidation preference of the shares of Outstanding Preferred stock is $25 per share, plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution.

Conversion Rights

The shares of Outstanding Preferred Stock are not convertible into other securities.

Voting Rights

Whenever dividends remain unpaid on the shares of Outstanding Preferred Stock or any other class or series of Preferred Stock that ranks on a parity with shares of Outstanding Preferred Stock as to payment of dividends and has equivalent voting rights (“Parity Stock”) for 18 monthly dividend periods (whether or not consecutive), the holders of the shares of Outstanding Preferred Stock together with holders of Parity Stock, voting separately as a single class, have the right, pursuant to procedures set forth in the applicable Certificate of Designation to appoint two additional members of our Board of Directors, thereby increasing the size of our Board of Directors by two members. When the Corporation has paid full dividends on any class or series of noncumulative Parity Stock for at least 12 consecutive monthly dividend periods following such non-payment, and has paid cumulative dividends in full on any class or series of cumulative Parity Stock, the voting rights will cease and the authorized number of directors will be reduced by two.

Holders of shares of each series of Outstanding Preferred Stock have the right to one vote per share, with respect to:

•          Any amendment, alteration or repeal of the provisions of the Restated Articles of Incorporation, including the relevant Certificate of Designation, or By-Laws that would alter or change the voting powers, preferences or special rights of such series of shares of Preferred Stock; or

•          Any amendment or alteration of the Restated Articles of Incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into shares of, any of the Corporation’s capital stock ranking senior to such series of shares of Preferred Stock;

except in the case of the Series B, C, D and E Preferred Stock, only if any such amendment, alteration or repeal would affect the holders materially and adversely. In such cases, approval of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each such affected series of Outstanding Preferred Stock is required.

Redemption

We may redeem all or a portion of each series of shares of Outstanding Preferred Stock, at our option at $25 per share, on any dividend payment date for which dividends have been declared in full. Shares of Outstanding Preferred Stock are not redeemable at the option of the holders.

Sinking Fund Provisions

Our shares of Outstanding Preferred Stock are not subject to any sinking fund or similar obligation.

Liquidation Rights

Upon any liquidation, dissolution, or winding up of the Corporation, the record holders of shares of Outstanding Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution is made to holders of Common Stock or any other equity securities ranking junior upon liquidation to the Outstanding Preferred Stock, the amount of $25.00 per share plus an amount equal to any accrued and unpaid dividends for the current monthly dividend period to the date of payment. Each series of Outstanding Preferred Stock ranks on parity with the other series of Outstanding Preferred Stock.

If the Corporation is liquidated or dissolved and the amounts payable with respect to the Outstanding Preferred Stock and any other shares of stock of equal rank upon liquidation are not paid in full, the holders of the Outstanding Preferred Stock and of the other shares will share ratably in any such distribution of assets in proportion to the full liquidation preferences to which each would otherwise be entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Outstanding Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.